                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 18)*

                      Friedman Industries, Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 358435 10 5
                  --------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 358435 10 5                    13G                  Page 2 of 3 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Harold Friedman
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     1,154,959 shares
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   Not Applicable
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     1,154,959 shares
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     Not Applicable
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,154,959 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      17.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------

HAROLD FRIEDMAN                                               Page 3 of 3 Pages




Item 1     (a)  NAME OF ISSUER: Friedman Industries, Incorporated


           (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                4001 Homestead Road
                Houston, Texas 77028

Item 2     (a)  NAME OF PERSON FILING: Harold Friedman


           (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                4001 Homestead Road
                Houston, Texas 77028

           (c)  CITIZENSHIP: USA


           (d)  TITLE OF CLASS OF SECURITIES: Common Stock, $1.00 par value


           (e)  CUSIP NUMBER: 358435 10 5


Item 3     Not Applicable


Item 4     (a)  AMOUNT BENEFICIALLY OWNED: 1,154,959 shares

           (b)  PERCENT OF CLASS: 17.8%

           (c)  (i)   Sole Voting Power: 1,154,959
                (ii)  Shared Voting Power: Not applicable
                (iii) Sole Dispositive Power: 1,154,959
                (iv)  Shared Dispositive Power: Not applicable

Item 5     Not Applicable


Item 6     Not Applicable


Item 7     Not Applicable


Item 8     Not Applicable


Item 9     Not Applicable


Item 10    Not Applicable


                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is complete and correct.

                                                           February 13, 1998
                                                           -----------------
                                                                    Date

                                                          /s/ Harold Friedman
                                                          --------------------
                                                             Harold Friedman



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